Exhibit 23 – Consent of Independent Public Accountants

Ref:	SETO Holdings, Inc.
East Coast Sales Co., Inc.

We consent to the incorporation by reference in this Annual Report (Form 10-KSB) of SETO Holdings, Inc. and Subsidiaries of our report dated April 25, 2001, except for Note 21 as to which date is November 5, 2001 and Note 2 as to which date is September 18, 2003, included in the 2001 Annual Report to shareholders of SETO Holdings, Inc. and Subsidiaries.

Zeller Weiss & Kahn, LLP
1084 Route 22 West
Mountainside, NJ 07092

Ref:	DTI Technology Sdn. Bhd.
Fuji Fabrication Sdn. Bhd.
SETO Technology Sdn Bhd.

     We consent to the incorporation by reference in this Annual Report (Form 10-KSB) of SETO Holdings, Inc. and Subsidiaries of our report dated April 25, 2001, except for Note 21 as to which date is November 5, 2001 and Note 2 as to which date is September 18, 2003, included in the 2001 Annual Report to shareholders of SETO Holdings, Inc. and Subsidiaries.

Saw & Co
85-B Jalan Pahang
10,400 Pulau Pinang, Malaysia

Ref:	Fimas, Sdn Bhd.

     We consent to the incorporation by reference in this Annual Report (Form 10-KSB) of SETO Holdings, Inc. and Subsidiaries of our report dated April 25, 2001, except for Note 21 as to which date is November 5, 2001 and Note 2 as to which date is September 18, 2003, included in the 2001 Annual Report to shareholders of SETO Holdings, Inc. and Subsidiaries.

JB Lau & Associates
51-8-A Menara BHL Bank
Julan Sultan Ahmad Shah
10050 Penang, Malaysia